Exhibit 99.1

October 25, 2016

Dipexium Announces Top-line Data from OneStep Phase 3 Trials with Locilex® in Mild Diabetic Foot Infection Did Not Meet Primary Clinical Endpoint of Superiority Versus Vehicle Plus Standardized Wound Care

Analysis of all data is ongoing to evaluate and consider regulatory pathway forward

NEW YORK, Oct. 25, 2016 /PRNewswire/ — Dipexium Pharmaceuticals, Inc. (NASDAQ: DPRX) (“Dipexium” or the “Company”) today announced that the OneStep-1 and OneStep-2 Phase 3 clinical trials of Locilex® (pexiganan cream 0.8%) in patients with mild infections of diabetic foot ulcers (Mild DFI) did not meet the primary clinical endpoint of superiority versus vehicle plus standardized wound care and also did not show any meaningful difference in wound closure rate between the Locilex arm and the vehicle arm in each study. Neither trial met the secondary endpoint of demonstrating a higher rate of eradication of bacteria for the Locilex arm. While the overall adverse event incidence was comparable to vehicle alone, serious adverse events with Locilex included higher than anticipated osteomyelitis and cellulitis in the Locilex arm of each study.

David P. Luci, President & CEO of Dipexium, stated, “Although we are disappointed with these results, we are continuing to evaluate the data and will consider potential regulatory pathways forward in other possible clinical indications based on an evaluation of all data emerging from the Phase 3 studies.”

Benjamin A. Lipsky, MD, FACP, FIDSA, FRCP, Chair of the OneStep trials and lead author of the 2012 Infectious Disease Society of America (IDSA) Clinical Practice Guideline for the Diagnosis and Treatment of Diabetic Foot Infections stated, “Speaking as Chairman of the OneStep trials, and on behalf of Warren Joseph, DPM, FIDSA, Co-Chair, we are certainly disappointed that we did not see a clear advantage to treating these patients with Mild DFI with Locilex cream. As diabetic foot infection is a complex problem, and this trial generated a great deal of data, we are currently reviewing the results to better interpret the outcome. I can, however, say that these pioneering studies were carefully designed and operationally well conducted. In over 30 years of conducting DFI clinical trials, I have not seen a more diligent or careful approach to ensuring patient safety and accurate data. The results of this study will provide important information regardless of the outcome. This will include a better understanding of the natural course of diabetic foot ulcer and infection, and a recognition that some Mild DFI patients may not need antibacterial treatment. The exemplary conduct of the trial reflects extremely well on the participating investigators. We look forward to continuing analyses of the wealth of data accumulated and to report more details of our findings.”

Robert J. DeLuccia, Executive Chairman of Dipexium, emphasized, “The OneStep trials were the first ever ‘placebo’-controlled studies conducted for mildly infected diabetic foot ulcers. In these studies, the ‘placebo’ was the cream vehicle without pexiganan, the active pharmaceutical ingredient in Locilex. These complex trials required stringent standardized wound care, in both study arms, including ulcer debridement, daily wound dressing changes and pressure off-loading devices. Since antibiotics are generally used by clinicians to treat an infected ulcer, no clinical trial in diabetic foot infection has ever established a ‘response rate’ for an ulcer infection that had standardized wound care but was untreated with an antibiotic.”

About OneStep-1 and OneStep-2 Pivotal Phase 3 Clinical Trials

OneStep-1 and OneStep-2 were identical, double-blind, placebo-controlled clinical trials conducted simultaneously that enrolled a total of 389 patients at 59 separate centers in the United States. The primary objective was to establish the clinical superiority and safety of topical Locilex® plus standard local wound care as compared to placebo cream plus standard local wound care, in the treatment of Mild DFI. Patients were randomized 1:1 to receive either topical Locilex® plus standard local wound care or placebo cream plus standard local wound care for 14 days, with final evaluation at day 28. The primary endpoint of the trials is clinical response, which is defined as infection resolved per the judgment of each treating physician using the 2012 Infectious Disease Society of America (IDSA) Clinical Practice Guideline for the Diagnosis and Treatment of Diabetic Foot Infections. Secondary endpoints include microbiological success, which is defined as complete microbiological response, as well as the incidence and severity of adverse events. Other endpoints include several measurements with respect to the time and extent of wound healing. The FDA has agreed to a Special Protocol Assessment (SPA) with Dipexium for Locilex®’s pivotal Phase 3 clinical trial program in Mild DFI.

About Dipexium Pharmaceuticals, Inc.

Dipexium Pharmaceuticals, Inc. (NASDAQ: DPRX) is a late-stage pharmaceutical company focused on the development and commercialization of Locilex® (pexiganan cream 0.8%), a novel, broad-spectrum, topical antimicrobial peptide. For more information, please visit www.dipexiumpharmaceuticals.com.

Cautionary Note on Forward-Looking Statements

This press release and any statements of representatives and partners of Dipexium Pharmaceuticals, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the U.S. federal securities laws. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,”

“believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission and those that relate to the Company’s ability to leverage the expertise of employees and partners to assist the Company in the execution of its strategy. Actual results (including, without limitation, the timing for and results of the clinical trials and proposed NDA submission for Locilex®) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Company Contacts:

David Garrett

Vice President, Finance & Corporate Development

Dipexium Pharmaceuticals, Inc.

212-269-2834

info@dipexium.com

Lisa Wilson

Investor Relations

In-Site Communications, Inc.

212-452-2793

lwilson@insitecony.com

© 2016 Dipexium Pharmaceuticals, Inc. All rights reserved.

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SOURCE Dipexium Pharmaceuticals, Inc.